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Exhibit 99.1
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                                   [PGA Logo]

PERSONNEL GROUP OF AMERICA, INC.                                    NEWS RELEASE

FOR IMMEDIATE RELEASE                   Contact:  James C. Hunt
                                                  Senior Vice President and
                                                    Chief Financial Officer

                                                  Ken R. Bramlett, Jr.
                                                  Senior Vice President and
                                                    General Counsel

                        PERSONNEL GROUP OF AMERICA, INC.
                         ANNOUNCES 2-FOR-1 STOCK SPLIT

CHARLOTTE, NC (March 6, 1998) - Personnel Group of America, Inc. (NYSE:PGA), a leading information technology services and commercial staffing company headquartered in Charlotte, today announced that its Board of Directors has declared a two-for-one stock split to be effected in the form of a 100% stock dividend. The record date for the stock split will be the close of business on Monday, March 16, 1998, and the payment date will be Monday, March 30, 1998. After the stock split, the Company will have approximately 32.3 million shares of common stock outstanding, on a diluted basis.

         "Since PGA's initial public offering in September 1995, the value of our stock has increased by over 200%," said Edward P. Drudge, Jr., PGA's chairman and chief executive officer. "We continue to broaden the shareholder base and believe that this stock split will further increase the number of shareholders, particularly in retail or individual ownership. PGA has successfully completed six acquisitions of market-leading information technology services and commercial staffing services companies in the last 14 weeks. The pipeline continues to be fluid, and we expect to complete additional acquisitions throughout the remainder of 1998."

         Personnel Group of America, Inc. is a diversified staffing services company providing a full range of information technology services and commercial staffing services. With this acquisition, PGA now operates through 128 offices in 24 states and the District of Columbia. PGA's Information Technology Division is comprised of 13 companies, and its Commercial Staffing Division is comprised of 22 companies. Each of PGA's companies operates in a decentralized manner and typically retains its local brand name.

         Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on PGA's operating results, performance or financial condition are fluctuations in the economy, the degree and nature of competition and the demand for PGA's services, changes in laws and regulations affecting PGA's business, PGA's inability at any time to complete acquisitions and integrate the operations of acquired businesses, to recruit and place temporary professionals, to expand into new markets, and to maintain profit margins in the face of pricing pressures, and numerous other factors discussed in PGA's filings with the Securities and Exchange Commission.

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